EXHIBIT 99.1

For Immediate Release

AAM Reports Fourth Quarter and Full Year 2015 Financial Results

Achieves record annual sales, record non-GM sales, and record gross profit in 2015

Detroit, Michigan, February 12, 2016 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the fourth quarter and full year 2015.
Fourth Quarter 2015 Results

•	Fourth quarter 2015 sales of $958.4 million

•	Non-GM sales of $323.5 million

•	Gross profit of $159.8 million, or 16.7% of sales

•	Net income of $62.9 million, or $0.81 per share

•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding the impact of $0.8 million of debt refinancing and redemption costs) of $137.5 million, or 14.3% of sales

•	Free cash flow (net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants) of $53.3 million
Full Year 2015 Results

•	Full year 2015 sales of $3.9 billion

•	Non-GM sales of $1.3 billion

•	Gross profit of $635.4 million, or 16.3% of sales

•	Net income of $235.6 million, or $3.02 per share

•	Adjusted EBITDA of $571.1 million, or 14.6% of sales

•	Free cash flow of $189.5 million

AAM’s net income in the fourth quarter of 2015 was $62.9 million, or $0.81 per share. This compares to net income of $13.2 million, or $0.17 per share, in the fourth quarter of 2014.

In the fourth quarter of 2015, AAM’s results reflect the impact of $0.8 million of debt refinancing and redemption costs. These results also reflect the impact of a favorable adjustment to income tax expense of $11.5 million related to the resolution of transfer pricing audits in Mexico.

In the fourth quarter of 2014, AAM's results reflect the impact of a non-cash charge of $35.5 million related to a voluntary one-time lump sum cash payment to certain eligible terminated vested participants in our U.S. pension plans (2014 Pension Payout Offer).

For the full year 2015, AAM’s net income was of $235.6 million, or $3.02 per share. This compares to net income of $143.0 million, or $1.85 per share in 2014.

“AAM had an outstanding year in 2015.  On the strength of North American light vehicle production volumes and our solid operational performance, AAM achieved record sales and record gross profit for the year. We also made measurable progress in diversifying our business and improving our capital structure,” said AAM’s Chairman & Chief Executive Officer, David C. Dauch. “As we look ahead to 2016 and beyond, we remain focused on advancing our technology leadership in order to capitalize on major industry trends and drive profitable growth and business diversification.”

Net sales in the fourth quarter of 2015 were $958.4 million as compared to $939.5 million in the fourth quarter of 2014. Non-GM sales in the fourth quarter of 2015 were $323.5 million as compared to $317.2 million in the fourth quarter of 2014.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers’ North American light truck and SUV programs. In the fourth quarter of 2015, AAM’s content-per-vehicle was $1,645 as compared to $1,697 in the fourth quarter of 2014. For the full year 2015, AAM's content-per-vehicle was $1,645 as compared to $1,667 in 2014.

Net sales for the full year 2015 increased by 5.6% to $3.9 billion as compared to $3.7 billion in 2014. Non-GM sales grew by 9.8% on a year-over-year basis to $1.3 billion in 2015 as compared to $1.2 billion in 2014.

AAM’s gross profit in the fourth quarter of 2015 was $159.8 million as compared to $111.2 million in the fourth quarter of 2014. Gross margin was 16.7% in the fourth quarter of 2015 as compared to 11.8% in the fourth quarter of 2014. Approximately $31.2 million of the non-cash charge for the 2014 Pension Payout Offer was recorded in gross profit for the fourth quarter and the full year of 2014.

AAM's gross profit for the full year 2015 increased 21.5% on a year-over-year basis to $635.4 million as compared to $522.8 million for the full year of 2014. Gross margin was 16.3% for the full year of 2015 as compared to 14.1% for the full year of 2014.

AAM’s SG&A spending in the fourth quarter of 2015 was $72.7 million, or 7.6% of sales, as compared to $72.6 million, or 7.7% of sales, in the fourth quarter of 2014. AAM's R&D spending in the fourth quarter of 2015 was $31.3 million as compared to $27.3 million in the fourth quarter of 2014. Approximately $4.3 million of the non-cash charge for the 2014 Pension Payout Offer was recorded in SG&A for the fourth quarter and the full year of 2014.

AAM’s SG&A spending for the full year 2015 was $277.3 million, or 7.1% of sales, as compared to $255.2 million, or 6.9% of sales, for the full year 2014. AAM's R&D spending for the full year 2015 was $113.9 million as compared to $103.9 million in 2014.

Other income in the fourth quarter of 2015 was $1.1 million as compared to $6.4 million in the fourth quarter of 2014. For the full year 2015, other income was $12.0 million as compared to $6.9 million in 2014. The primary components of other income in 2015 and 2014 are foreign exchange gains and losses and earnings from our unconsolidated Hefei (China) joint venture.

In the fourth quarter of 2015, AAM’s net income was $62.9 million, or $0.81 per share. This compares to net income of $13.2 million, or $0.17 per share, in the fourth quarter of 2014. For the full year 2015, AAM’s net income was $235.6 million, or $3.02 per share, as compared to $143.0 million, or $1.85 per share, for the full year of 2014.

AAM defines EBITDA to be earnings before interest, income taxes, depreciation and amortization. For 2015, Adjusted EBITDA is defined as EBITDA excluding the impact of debt refinancing and redemption costs. For 2014, Adjusted EBITDA is defined as EBITDA excluding the impact of the non-cash charge related to the 2014 Pension Payout Offer.

In the fourth quarter of 2015, AAM’s Adjusted EBITDA was $137.5 million, or 14.3% of sales, as compared to $135.1 million, or 14.4% of sales, in the fourth quarter of 2014. For the full year 2015, AAM’s Adjusted EBITDA was $571.1 million, or 14.6% of sales, as compared to $512.0 million, or 13.9% of sales, for the full year of 2014.

AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants.

Net cash provided by operating activities for the full year 2015 was $377.6 million. Capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants, for the full year 2015 was $188.1 million. Reflecting the impact of this activity, AAM's full year 2015 free cash flow increased by 53.9% to $189.5 million as compared to $123.1 million for the full year of 2014.

A conference call to review AAM’s fourth quarter and full year 2015 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 1:00 p.m. ET on February 12, 2016 until 11:59 p.m. ET February 19, 2016 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 34605757.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and FCA); our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to attract new customers and programs for new products; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to successfully implement upgrades to our enterprise resource planning systems; negative or unexpected tax consequences; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); our ability to consummate and integrate acquisitions and joint ventures; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; price volatility in, or reduced availability of, fuel; global economic conditions; our ability to protect our intellectual property and successfully defend against assertions made against us; our ability to attract and retain key associates; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information...

Investor Contact:
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact:
Christopher M. Son
Director, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$958.4	$939.5	$3,903.1	$3,696.0

Cost of goods sold	798.6	828.3	3,267.7	3,173.2

Gross profit	159.8	111.2	635.4	522.8

Selling, general and administrative expenses	72.7	72.6	277.3	255.2

Operating income	87.1	38.6	358.1	267.6

Interest expense	(24.5)	(24.7)	(99.2)	(99.9)

Investment income	0.6	0.8	2.6	2.1

Other income (expense)
Debt refinancing and redemption costs	(0.8)	—	(0.8)	—
Other, net	1.1	6.4	12.0	6.9

Income before income taxes	63.5	21.1	272.7	176.7

Income tax expense	0.6	7.9	37.1	33.7

Net income	$62.9	$13.2	$235.6	$143.0

Diluted earnings per share	$0.81	$0.17	$3.02	$1.85

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in millions)

Net income	$62.9	$13.2	$235.6	$143.0

Other comprehensive income (loss)
Defined benefit plans, net of tax	11.6	(49.0)	16.7	(42.7)
Foreign currency translation adjustments	(5.9)	(18.4)	(70.3)	(30.3)
Changes in cash flow hedges	3.4	(6.6)	(6.0)	(7.7)
Other comprehensive income (loss)	9.1	(74.0)	(59.6)	(80.7)

Comprehensive income (loss)	$72.0	$(60.8)	$176.0	$62.3

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2015	December 31, 2014
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$282.5	$249.2
Accounts receivable, net	539.1	532.7
Inventories, net	230.5	248.8
Deferred income taxes	—	40.2
Prepaid expenses and other	72.1	68.6
Total current assets	1,124.2	1,139.5

Property, plant and equipment, net	1,046.2	1,061.1
Deferred income taxes	373.6	368.8
Goodwill	154.4	155.0
GM postretirement cost sharing asset	243.2	274.5
Other assets and deferred charges	261.1	241.5
Total assets	$3,202.7	$3,240.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current portion of long-term debt	$3.3	$13.0
Accounts payable	412.7	444.3
Accrued compensation and benefits	128.0	109.1
Deferred revenue	22.9	22.1
Deferred income taxes	—	0.1
Other accrued expenses	132.3	98.6
Total current liabilities	699.2	687.2

Long-term debt, net	1,375.7	1,504.6
Deferred income taxes	6.8	9.1
Deferred revenue	65.7	94.2
Postretirement benefits and other long-term liabilities	753.8	831.9
Total liabilities	2,901.2	3,127.0

Total stockholders' equity	301.5	113.4
Total liabilities and stockholders' equity	$3,202.7	$3,240.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)
Operating Activities
Net income	$62.9	$13.2	$235.6	$143.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	48.7	53.8	198.4	199.9
Other	(2.1)	19.8	(56.4)	(24.5)
Net cash provided by operating activities	109.5	86.8	377.6	318.4

Investing Activities
Purchases of property, plant & equipment	(61.4)	(50.3)	(193.5)	(206.5)
Proceeds from sale of property, plant & equipment	0.1	0.6	0.3	9.1
Proceeds from government grants	5.1	2.1	5.1	2.1
Net cash used in investing activities	(56.2)	(47.6)	(188.1)	(195.3)

Financing Activities
Net decreases in long-term debt and other	(134.5)	(5.3)	(140.2)	(22.0)
Debt issuance costs	—	—	—	(0.3)
Purchase of noncontrolling interest	(1.1)	—	(1.1)	—
Purchase of treasury stock	(0.2)	—	(3.1)	(0.3)
Employee stock option exercises, including tax benefit	0.3	—	0.8	1.2
Net cash used in financing activities	(135.5)	(5.3)	(143.6)	(21.4)

Effect of exchange rate changes on cash	(0.9)	(3.7)	(12.6)	(6.5)

Net increase (decrease) in cash and cash equivalents	(83.1)	30.2	33.3	95.2

Cash and cash equivalents at beginning of period	365.6	219.0	249.2	154.0

Cash and cash equivalents at end of period	$282.5	$249.2	$282.5	$249.2

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)

Net income	$62.9	$13.2	$235.6	$143.0
Interest expense	24.5	24.7	99.2	99.9
Income tax expense	0.6	7.9	37.1	33.7
Depreciation and amortization	48.7	53.8	198.4	199.9

EBITDA	136.7	99.6	570.3	476.5

Debt refinancing and redemption costs	0.8	—	0.8	—
Other special charges(b)	—	35.5	—	35.5

Adjusted EBITDA	$137.5	$135.1	$571.1	$512.0

Net debt(c) to capital

	December 31, 2015	December 31, 2014
	(in millions, except percentages)

Current portion of long-term debt	$3.3	$13.0
Long-term debt, net	1,375.7	1,504.6

Total debt, net	1,379.0	1,517.6

Less: cash and cash equivalents	282.5	249.2

Net debt at end of period	1,096.5	1,268.4

Stockholders' equity	301.5	113.4

Total invested capital at end of period	$1,398.0	$1,381.8

Net debt to capital(d)	78.4%	91.8%

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(e)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in millions)		(in millions)

Net cash provided by operating activities	$109.5	$86.8	$377.6	$318.4

Less: Capital expenditures net of proceeds from the sale of property, plant & equipment and from government grants	(56.2)	(47.6)	(188.1)	(195.3)

Free cash flow	$53.3	$39.2	$189.5	$123.1

________________________________________

(a)
We define EBITDA to be earnings before interest, income taxes, depreciation and amortization. For 2015, Adjusted EBITDA is defined as EBITDA excluding the impact of debt refinancing and redemption costs. For 2014, Adjusted EBITDA is defined as EBITDA excluding the impact of the non-cash charge associated with a voluntary one-time lump sum cash payment to certain eligible terminated vested participants in our U.S. pension plans in the fourth quarter of 2014 (“the 2014 Pension Payout Offer”). We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)	Special charges of $35.5 million for the three months and twelve months ended December 31, 2014 relate to the 2014 Pension Payout Offer.

(c)
Net debt is equal to total debt, net less cash and cash equivalents. Net debt in 2014 has been adjusted to reflect the impact of retrospective adoption of Accounting Standards Update 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.

(d)
Net debt to capital is equal to net debt divided by the sum of stockholders' equity and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(e)
We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and from government grants. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.